Ex-99.1

XENOMICS CLOSES $2.95 MILLION FINANCING TO FUND COMMERCIALIZATION OF GROUNDBREAKING DNA-BASED MEDICAL TESTING TECHNOLOGY

COMPANY CONTINUING DEVELOPMENT OF PROPRIETARY TRANSRENAL DNA PLATFORM TO CREATE ACCURATE RISK-FREE DIAGNOSTIC TESTS

NEW YORK--(BUSINESS WIRE)--April 13, 2005--Xenomics, Inc. (OTCBB:XNOM - NEWS), a developer of next-generation medical DNA technologies, has announced the closing of a private placement financing totaling $2.95 million. The proceeds of the financing will fund continuation and expansion of the Company's program to create a new class of highly accurate and risk-free non-invasive diagnostic tests for a range of medical applications, including prenatal screening and tests for HIV and tuberculosis.

"This funding will help us achieve the next round of milestones in the commercialization of our proprietary Transrenal DNA testing platform for medical and life science applications," said Dr. Randy White, CEO of Xenomics. "We are developing highly effective, safe and inexpensive tests that have the potential to improve health care for millions of patients worldwide who are living with AIDS and other diseases, for pregnant women who need to learn about the health of their unborn children, and for a range of other applications."

Xenomics' team of scientists, headed by Dr. Samuil Umansky, was the first to discover the existence of Tr-DNA that has passed through the kidneys and is excreted in the patient's urine. The Company is using this pioneering science to design a technology development platform that serves as a gateway to the creation of a new generation of non-invasive genetic tests for a range of critical health care applications.

Because Xenomics' Tr-DNA test uses urine specimens instead of blood, as required for most existing DNA and other medical tests, it is significantly safer and easier to collect; blood is potentially infectious and is widely considered to be a biological hazard to health care workers, whereas, urine is not. The Company has recently filed a patent on its techniques to detect and monitor transrenal HIV and tuberculosis DNA, potentially enabling significant advances in medical care for AIDS and TB patients. Xenomics has also announced continued progress in the development of new prenatal testing solutions that can use its risk-free, non-invasive testing technology to detect Down Syndrome and other fetal abnormalities early in pregnancies.

Xenomics closed the private placement of 1,515,384 shares of common stock and 378,846 warrants to certain investors on April 7, 2005. The securities were sold as a unit at a price of $1.95 per Unit for aggregate proceeds of approximately $2.95 million. Each Unit consisted of one share of common stock and a warrant to purchase one quarter share of common stock. The warrants are immediately exercisable at $2.95 per share and are exercisable at any time

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within five years from the date of issuance. The Company paid an aggregate
$236,400 and issued an aggregate 121,231 warrants to purchase common stock to Axiom Capital Management who acted as the selling agent. The warrants are immediately exercisable at $2.15 per share and will expire five years after issuance.

The common stock and warrants issued in the private placement has not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Xenomics has agreed to file a registration statement covering resale of the shares of common stock and the shares underlying the warrants by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.



About Xenomics, Inc.

Xenomics is a molecular diagnostic company that focuses on the development of DNA-based tests using Transrenal DNA (Tr-DNA). Xenomics' patented technology uses safe and simple urine collection and can be applied to a broad range of applications, including prenatal testing, tumor detection and monitoring, tissue transplantation, infectious disease detection, genetic testing for forensic identity determination, drug development, and research to counter bioterrorism. Scientists from Xenomics were the first to report that fragments of DNA from normal cell death cross the kidney barrier and can be detected in urine. The Company believes that its technology will open significant new markets in the molecular diagnostics field. Xenomics has three issued U.S. patents covering different applications of the technology for molecular diagnostics and genetic testing and a pending European patent for the same applications. The Company has organized a joint venture to conduct research on infectious disease detection with the National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive "Lazarus Spallanzani") in Rome, in the form of a new R&D company called SpaXen Italia, S.R.L. For more information, please visit HTTP://XENOMICS.COM. For more investor-specific information, including daily and historical Company stock quote data and recent news releases, please visit HTTP://WWW.TRILOGY-CAPITAL.COM/TCP/XENOMICS. To read or download the Company's Investor Fact Sheet visit
HTTP://WWW.TRILOGY-CAPITAL.COM/TCP/XENOMICS/FACTSHEET.HTML. To view an online video about Xenomics technology and products, visit HTTP://WWW.TRILOGY-CAPITAL.COM/TCP/XENOMICS/VIDEO.HTML. A TV news report about the Company's next-generation prenatal tests can be viewed at HTTP://WWW.TRILOGY-CAPITAL.COM/TCP/XENOMICS/NY1_VIDEO.HTML.

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Forward-Looking Statements

Certain statements made in this press release are forward looking. Such statements are indicated by words such as "expect," "might," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Xenomics believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the periodic reports of Xenomics, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that Xenomics will not obtain approval to market its products, the risk that Xenomics' technology will not gain market acceptance, the risks associated with dependence upon key personnel, and the need for additional financing.



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CONTACT:
  Xenomics, Inc.
  Randy White, 212-297-0808
  or
  Trilogy Capital Partners, Inc. (Investor Relations)
  Paul Karon, 800-342-1467
  PAUL@TRILOGY-CAPITAL.COM